Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Toll Brothers, Inc. Employee Stock Purchase Plan of our reports dated December 20, 2007 with respect to the consolidated financial statements of Toll Brothers, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended October 31, 2007 and the effectiveness of internal control over financial reporting of Toll Brothers, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 20, 2007